Exhibit 107

 CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered	Proposed maximum Offering price per share(2)	Proposed maximum aggregate offering price	Amount fee(1)
Common Stock	4,000,000	$0.03	$120,000	$11.12

(1)	There is no current market for the securities and the price at which the shares are being offered has been arbitrarily determined by us and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.